EXHIBIT 5.1

Shelley J. Ruckman
Assistant General Counsel
January 14, 2010
CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201
RE:	CMS Energy Corporation $300,000,000 6.25% Senior Notes due 2020 (the “Securities”)
Ladies and Gentlemen:
     I am the Assistant General Counsel of CMS Energy Corporation, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $300,000,000 aggregate principal amount of the Company’s Securities, issued under the Indenture dated as of September 15, 1992 between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by certain supplemental indentures thereto including the Twenty-Fourth Supplemental Indenture dated as of January 14, 2010 relating to the Securities. The Company issued and sold the Securities pursuant to an effective shelf Registration Statement on Form S-3 (No 333-153353) (the “Registration Statement”), a Preliminary Prospectus Supplement dated January 11, 2010 to a Prospectus dated September 5, 2008, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated January 11, 2010 to a Prospectus dated September 5, 2008.
     In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.
     On the basis of such review, I am of the opinion that the Securities have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent
One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 768 7323 • Fax 517 788 8011

CMS Energy Corporation
January 14, 2010

conveyance and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on January 14, 2010 which is incorporated by reference in the Registration Statement.

Very truly yours,
/s/ Shelley J. Ruckman
Shelley J. Ruckman